Exhibit 10.1
OPNEXT, INC.
1 Christopher Way
Eatontown, New Jersey 07724
     This Amended and Restated Employment Agreement (this “Agreement”) is dated as of May 15, 2009 (the “Effective Date”), by and between Opnext, Inc., a Delaware corporation (“Opnext” or the “Company”), and Gilles Bouchard (“Executive”). This Agreement amends and restates in its entirety the Prior Agreement (as defined below).
     WHEREAS, Executive and Opnext are currently parties to that certain Employment Agreement, effective as of November 1, 2007 (the “Prior Agreement”); and
     WHEREAS, Executive and Opnext wish to amend and restate the Prior Agreement on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1. Employer:	Opnext, Inc.

2. Employee:	Gilles Bouchard

3. Position and Duties:	Effective as of April 1, 2009, Executive shall be the Chief Executive Officer and President of Opnext and shall have the normal duties, responsibilities, functions and authority of a Chief Executive Officer and President for a company the size and structure of the Company. Executive shall report directly to the Board of Directors of the Company (the “Board”). All other senior executives of the Company shall report to Executive. Executive shall exercise such responsibilities and perform such duties as directed from time to time by the Board.

4. Base Salary:	$500,000 per annum (as may be increased from time to time by the Board or Compensation Committee thereof, in its sole discretion (the “Unreduced Base Salary”)); provided, however, that effective for the period commencing on April 1, 2009 and ending on the six-month anniversary of such date, Executive’s annual base salary shall be reduced to $360,000 per annum (the “Reduced Base Salary”). In the event that the Board or Compensation Committee determines, in its sole discretion, that Executive’s base salary shall remain at a level equal to the Reduced Base Salary (or such other higher reduced amount below the Unreduced Base Salary) beyond the expiration of such six-month period , the base salary shall remain at a level equal to the Reduced Base Salary (or such other higher reduced amount) during such extended period as may be determined by the Board or the Compensation Committee (but in no event beyond March 31, 2010), and Executive hereby consents thereto.

5. Annual Bonus:	Commencing with the Company’s 2010 fiscal year, for each fiscal year of the Company during the Initial Term and any Successive Term, Executive will be eligible to participate in the Company’s annual incentive bonus plan applicable to the most senior executives of the Company. The amount of Executive’s annual bonus will be based on the attainment of individual and/or Company performance criteria established and evaluated by the Board in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, Executive’s target annual bonus will be 100% of the Unreduced Base Salary. Each annual bonus shall be paid not later than the last day of the applicable two and one-half (2 1/2) month short-term deferral period with respect to such annual bonus payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

6. Opnext Stock Options:	(A)	2007 Stock Option Grant. Executive and Opnext acknowledge and agree that Opnext has previously granted Executive a non-qualified stock option to acquire 250,000 shares of common stock of Opnext (the “2007 Stock Option”) in satisfaction of the Company’s obligation under the Prior Agreement to grant Executive such stock option. Subject to Executive’s continued employment with the Company, the 2007 Stock Option shall vest and become exercisable with respect to one-fourth of the shares subject thereto on each of the first four anniversaries of the Employment Start Date (as defined in Section 8 hereof). The term of the 2007 Stock Option shall expire no later than the 10th anniversary of the date of grant. The 2007 Stock Option is subject to the terms and conditions set forth in paragraph (D) below and in that certain Stock Option Agreement between Opnext and Executive, dated as of November 15, 2007 (the “2007 Stock Option Agreement”), and the Company’s Second Amended and Restated 2001 Long Term Stock Incentive Plan (as amended from time to time, the “Stock Incentive Plan”).
(B)	2009 Stock Option Grant. Subject to approval by the Compensation Committee of the Board and subject to the terms and conditions set forth in the Stock Incentive Plan and in the 2009 Stock Option Agreement (as defined below), the Company shall, on the Effective Date, grant Executive a non-qualified stock option to acquire 1,000,000 shares of common stock of Opnext (the “2009 Stock Option”). The 2009 Stock Option will have a per share exercise price equal to the last quoted per share sales price of a share of common stock as of the close of business on the date of grant as reported by NASDAQ. Subject to Executive’s continued employment with the Company, the 2009 Stock Option shall vest and become exercisable with respect to one-third of the shares subject thereto on each of the first three anniversaries of the date of grant. The term of the 2009 Stock Option shall expire no later than the 5th anniversary of the date of grant. The 2009 Stock Option shall be subject to the terms and conditions set forth in paragraph (D) below and in a Stock Option Agreement in a form prescribed by the Company which shall evidence the grant of the 2009 Stock Option (the “2009 Stock Option Agreement”) and the Stock Incentive Plan.

(C)	2010 Stock Option Grant. Subject to approval by the Compensation Committee of the Board and subject to the terms and conditions set forth in the Stock Incentive Plan and in the 2010 Stock Option Agreement (as defined below), provided that Executive is employed by the Company on the date of grant, the Company shall, on February 15, 2010, grant Executive a non-qualified stock option to acquire 1,000,000 shares of common stock of Opnext (the “2010 Stock Option,” and, together with the 2007 Stock Option and the 2009 Stock Option, the “Stock Options”). The 2010 Stock Option will have a per share exercise price equal to the last quoted per share sales price of a share of common stock as of the close of business on the date of grant as reported by NASDAQ. The 2010 Stock Option shall be subject to the terms and conditions set forth in paragraph (D) below and in a Stock Option Agreement in a form prescribed by the Company which shall evidence the grant of the 2010 Stock Option (such agreement, together with the 2007 Stock Option Agreement and the 2009 Stock Option Agreement, the “Stock Option Agreements”) and the Stock Incentive Plan.

(D)	Any unvested portion of the Stock Options shall automatically be cancelled upon Executive’s termination of employment with Opnext; provided, however, that in the event Executive’s employment is terminated by Opnext without Cause (as defined in Section 13 hereof) or by Executive for Good Reason (as defined in Section 12 hereof) on any date other than a scheduled vesting date, the installment of shares subject to the respective Stock Option that was scheduled to vest on the next scheduled vesting date following Executive’s termination of employment shall vest immediately prior to such termination of employment. In addition, in the event that Executive’s employment is terminated by reason of Executive’s death or Disability (as defined below), the Stock Options, to the extent not then vested and not previously canceled, shall immediately vest in full.

In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during the twelve-month period immediately following a Change in Control (as defined in the Stock Incentive Plan), the Stock Options shall, to the extent not then vested and not previously canceled, immediately become fully vested and exercisable.

As used herein, the term “Disability” shall mean that Executive is unable to effectively perform his duties and responsibilities, as determined by the Board, for more than 180 days during any twelve (12) month period by reason or any physical or mental injury, illness or incapacity.

In the event of a conflict between any term or provision contained in this Agreement and any Stock Option Agreement, the terms and provisions of the Stock Option Agreement will govern and prevail.
7. Restricted Stock:	Executive and Opnext acknowledge and agree that Opnext has previously granted Executive 40,000 restricted shares of common stock of Opnext (the “Restricted Stock”) in satisfaction of the Company’s obligation under the Prior Agreement to grant Executive the Restricted Stock.

Subject to Executive’s continued employment with the Company, the Restricted Stock shall vest with respect to one-half of the shares on the first anniversary of the Employment Start Date and with respect to one-half of the shares on the second anniversary of the Employment Start Date.

In the event of a Change in Control (as defined in the Stock Incentive Plan) the Restricted Stock shall become fully vested immediately prior to the consummation of such Change in Control. If Executive’s employment with the Company terminates prior to the second anniversary of the Employment Start Date (as defined below), any unvested Restricted Stock as of such termination date will be forfeited to the Company in its entirety; provided, however, that in the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, or by reason of Executive’s death or Disability, then all Restricted Stock shall immediately vest as of the date of such termination and no forfeiture of such shares shall result.

The terms and conditions of the Restricted Stock will be subject to the additional terms and conditions as set forth in that certain Restricted Stock Agreement between Opnext and Executive, dated as of November 15, 2007 (the “Restricted Stock Agreement”), and the Stock Incentive Plan.

In the event of a conflict between any term or provision contained in this Agreement and the Restricted Stock Agreement, the terms and provisions of the Restricted Stock Agreement will govern and prevail.

8. Term:	Executive’s employment with Opnext commenced on November 1, 2007 (the “Employment Start Date”). The initial term (the “Initial Term”) of Executive’s employment with Opnext under this Amended and Restated Employment Agreement shall commence on the Effective Date and shall end on May 15, 2013. Executive’s employment will be renewed automatically upon expiration of the Initial Term for successive one-year periods (each such period, a “Successive Term”), unless not less than sixty (60) days prior to the end of the Initial Term or any Successive Term (as the case may be), either Executive or Opnext provides written notice to the other of such party’s intention not to renew the employment.

9. Benefits:	Executive will be eligible to receive group welfare and retirement benefits in accordance with Opnext plans or policies as in effect from time to time.

10. Vacation:	Executive will receive four (4) weeks paid vacation time per annum.

11. Annual Performance Reviews:	Executive’s job performance shall be reviewed annually by the Board. In conjunction with such annual performance review process, Executive will be eligible for salary increases, cash bonus awards (the bonus target is set forth under Section 5 above) and stock option awards, which will be subject to Company policy and vesting terms. Salary increases, cash bonuses and stock option awards are awarded at the discretion of the Board and will be determined by the Board in its sole discretion based on the overall performance of Opnext as well as Executive’s individual performance.

12. Termination Without Cause or for Good Reason:	In the event that Executive incurs a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) by reason of (a) a termination of Executive’s employment by the Company without Cause, or (b) Executive’s resignation for Good Reason, subject to the Payment Delay (as defined below), the Company will pay and provide Executive with the following severance payments and benefits (collectively, the “Severance Benefits”):
(i)	the Company shall pay Executive a lump-sum cash payment in an amount equal to 100% of the Unreduced Base Salary, payable within ten (10) days after the date of such Separation from Service (with the exact payment date to be determined by the Company in its discretion); and

(ii)	provided that Executive is not at the time of payment eligible to participate in a group health insurance plan of a subsequent employer, the Company shall pay Executive a lump-sum cash payment in an amount equal to $30,000, payable within ten (10) days after the eighteen (18) month anniversary of the date of Executive’s Separation from Service (with the exact payment date to be determined by the Company in its discretion). For the avoidance of doubt, Executive shall be solely responsible for the payment of any premiums associated with Executive’s election to receive continued health coverage under COBRA and any other health insurance premiums and costs following his termination of employment with Opnext.
Executive’s right to receive the Severance Benefits is conditioned on and subject to Executive’s execution within 21 days (or, to the extent required by applicable law, 45 days) following the date of Executive’s Separation from Service and non-revocation by Executive of a general release of claims substantially in the form attached hereto as Exhibit A. For purposes of clarification, a termination of Executive’s employment by reason of Executive’s death, Disability (as defined below) or failure by the Company to renew the Initial Term or any Successive Term shall not be deemed to be a termination by the Company “without Cause” for purposes of this Agreement.

“Good Reason” as used herein shall mean the occurrence of any of the following without the consent of Executive:
i.	a material and substantial diminution of Executive’s duties or responsibilities; or

ii.	a material reduction by Opnext of Executive’s base salary or target bonus as set forth in Section 5 above.
provided, however, that Executive’s resignation shall only constitute a resignation for Good Reason hereunder if (x) Executive provides the Company with written notice setting forth the specific facts or circumstances constituting Good Reason within 20 days after the initial existence of such facts or circumstances, (y) the Company has failed to cure such facts or circumstances within 30 days after receipt of such written notice, and (z) the date of Executive’s Separation from Service occurs no later than 60 days after the initial occurrence of the facts or circumstances constituting Good Reason. Notwithstanding anything contained herein, Executive hereby expressly consents to the reduction of

Executive’s base salary to the Reduced Base Salary and the determination by the Board or the Compensation Committee to continue the Reduced Base Salary rate as provided in Section 2 above, and Executive hereby acknowledges and agrees that that neither such reduction nor such future determination by the Board or the Compensation Committee (nor any other action effectuating such reduction or continuation) shall constitute “Good Reason” for purposes of this Agreement, the Prior Agreement or any other agreement.

Except as set forth above and in Sections 6 and 7 hereof, upon termination by Opnext without Cause or resignation by Executive for Good Reason, (i) Executive shall not be entitled to receive any further compensation or payments hereunder (except for Executive’s unpaid then current base salary, accrued vacation and expense reimbursements relating to the period prior to the date of termination of employment), (ii) Executive’s Stock Options and Restricted Stock shall vest as provided in Sections 6 and 7 hereof and shall, in each case, be subject to the provisions of the Stock Incentive Plan and Executive’s applicable Stock Option Agreement or Restricted Stock Agreement, as the case may be, and (iii) Executive’s other equity-based awards shall be subject to the provisions of the Stock Incentive Plan and the applicable award agreement pursuant to which such awards were granted.

Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including, without limitation, the Severance Benefits, shall be paid to Executive during the six-month period following Executive’s Separation from Service if Executive is a “specified employee” at the time of such Separation from Service (as determined by the Company in accordance with Section 409A of the Code) and the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence (the “Payment Delay”), then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six-month period.

13. Termination For Cause:	“Cause” as utilized herein shall mean:

i.	the commission of a felony or the commission of any other act or omission involving dishonesty or fraud with respect to Opnext or any of its subsidiaries or affiliates or any of their customers or suppliers;

ii.	conduct that brings Opnext or any of its subsidiaries or affiliates into substantial public disgrace or disrepute;

iii.	any material breach of the Confidentiality Agreement referred to below;

iv.	fraud or embezzlement with respect to Opnext or any of its subsidiaries or affiliates;

v.	gross negligence or willful misconduct with respect to Opnext or any of its subsidiaries or affiliates; or

vi.	repeated failure to perform in any material respect Executive’s duties as directed by the Board.
Upon notice by Opnext to Executive of a termination for Cause, the “Termination Date” shall be the date on which such notice is mailed or hand-delivered, or as otherwise specified in the notice of termination, to Executive. Upon termination for Cause, resignation by Executive without Good Reason or termination by reason of failure by Executive to renew the Initial Term or any Successive Term (as the case may be), Executive shall not be entitled to receive any further compensation or payments hereunder (except for Executive’s unpaid then current base salary, accrued vacation and expense reimbursements relating to the period prior to the Termination Date). In the event of a termination for Cause, any unvested Stock Options or Restricted Stock shall immediately be cancelled and terminate as of the Termination Date. Vested Stock Options and Restricted Stock shall, in each case, be subject to the provisions of the Stock Incentive Plan and Executive’s applicable Stock Option Agreement or Restricted Stock Agreement, as the case may be. Executive’s other equity-based awards shall be subject to the provisions of the Stock Incentive Plan and the applicable award agreement pursuant to which such awards were granted.

14. Death; Disability; Nonrenewal by Opnext:	In the event that Executive incurs a Separation from Service by reason of Executive’s death, Disability or failure by the Company to renew the Initial Term or any Successive Term, then, provided that Executive is not at the time of payment eligible to participate in a group health insurance plan of a subsequent employer, the Company shall pay Executive a lump-sum cash payment in an amount equal to $30,000, payable within ten (10) days after the eighteen (18) month anniversary of the date of Executive’s Separation from Service (with the exact payment date to be determined by the Company in its discretion).

Except in the event of a Separation from Service by reason of Executive’s death, Executive’s right to receive the payment described in this Section 14 is conditioned on and subject to Executive’s execution within 21 days (or, to the extent required by applicable law, 45 days) following the date of Executive’s Separation from Service and non-revocation by Executive of a general release of claims substantially in the form attached hereto as Exhibit A.

15. Non-Competition Agreement:	Executive hereby acknowledges and agrees that he has entered into a Non-Competition Agreement with Opnext (the “Non-Competition Agreement”), and that such agreement remains in full force and effect.

16. Restrictions:	Executive represents and warrants to Opnext that there are no restrictions or agreements or limitations on Executive’s right or ability to enter into this Agreement or perform the terms set forth herein.

17. Withholdings:	All payments set forth herein which are subject to withholding shall be made less any required withholdings.

18. Binding Arbitration:	Any controversy arising out of or relating to this Agreement or the Non-Competition Agreement shall be settled by binding arbitration in New York City, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award rendered in any such proceeding shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof. The costs of any such arbitration proceedings shall be borne equally by Opnext and Executive. Neither party shall be entitled to recover attorneys’ fee or costs expended in the course of such arbitration or enforcement of the award rendered thereunder.

19. Governing Law:	All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

20. Notices:	All notices in connection herewith or provided for hereunder shall be validly given or made only if made in writing and delivered personally or mailed by registered or certified mail, return receipt requested, postage prepaid to the party entitled or required to receive the same, as follow:

If to Executive, addressed to him at his most recent address on the records of the Company.
If to the Company, addressed to:

Opnext, Inc. 46429 Landing Parkway Fremont, CA 94538 Attention: General Counsel
21. Section 409A:	To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 21 shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.

To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and the Payment Delay pursuant to Section 12 hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to Executive reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and

Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.
[Signature Page Follows]

SIGNATURE PAGE TO AGREEMENT
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

OPNEXT, INC.
By:
Name:
Title:

AGREED TO AND ACCEPTED:

Gilles Bouchard

EXHIBIT A
GENERAL RELEASE OF CLAIMS
     For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Opnext, Inc. and each of its partners, associates, affiliates, subsidiaries, successors, heirs, assigns, agents, directors, officers, employees, shareholders, representatives, lawyers, accountants, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination from employment of the undersigned by the Releasees, or any of them; any Claim for benefits under any stock option or other equity-based incentive plan of the Releasees (or any related agreement to which any Releasee is a party); any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act. Notwithstanding the foregoing, this Release shall not operate to release any Claims which the undersigned may have to payments or benefits under Section 12 or 14 of that certain Amended and Restated Employment Agreement, dated as of May 15, 2009, by and between Opnext, Inc. and the undersigned.
     THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
     “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
     THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
     IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

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     (1) HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;
     (2) HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND
     (3) HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE IT, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.
     The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against the Releasees, or any of them, and the undersigned agrees to indemnify and hold the Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by the Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
     The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to said suit or Claim.
     The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
     IN WITNESS WHEREOF, the undersigned has executed this Release this ______ day of _________ 20___.

Gilles Bouchard

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